                                                                     Exhibit 1.1

                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-14

                                 TERMS AGREEMENT

                                                             Dated: May 26, 2005

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2005-14.

Terms of the Series 2005-14 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2005-14 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class 1-AX, Class 2-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class B8, Class B9, Class B10, Class B11, Class B12, Class BX, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of five pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class 1-AX, Class 2-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class B8, Class B9 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A3, Class 1-AX, Class 2-AX and Class R Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA+" by S&P and "Aa1" by Moody's; the Class B2 Certificates be rated "AA+" by S&P and "Aa2" by Moody's; the Class B3 Certificates be rated "AA" by S&P and "Aa3" by Moody's; the Class B4 Certificates be rated "AA" by S&P; the Class B5 Certificates be rated "A+" by S&P and "A3" by Moody's; the Class B6 Certificates be rated "A" by S&P; the Class B7 Certificates be rated "BBB+" by S&P and "Baa2" by Moody's; the Class B8 Certificates be rated "BBB" by S&P and "Baa3" by Moody's; and the Class B9 Certificates be rated "BBB-" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     May 1, 2005.

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Closing Date: 10:00 A.M., New York time, on or about May 31, 2005. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                                 LEHMAN BROTHERS INC.

                                                 By:
                                                        ------------------------
                                                 Name:  Mary Stone
                                                 Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION

By:
       ------------------------------
Name:  Michael C. Hitzmann
Title: Vice President

                                   Schedule 1

                     Initial
                   Certificate
                   Principal or            Certificate             Purchase
                     Notional                Interest               Price
    Class            Amount(1)                Rate                Percentage
--------------------------------------------------------------------------------
     A1         $   327,983,000           Adjustable(3)              100%
     A2         $   120,943,000           Adjustable(3)              100%
     A3         $    49,882,000           Adjustable(3)              100%
     1-AX       $   272,879,000           Adjustable(4)              100%
     2-AX       $   451,858,000           Adjustable(4)              100%
     B1         $     7,379,000           Adjustable(3)              100%
     B2         $     6,559,000           Adjustable(3)              100%
     B3         $     4,372,000           Adjustable(3)              100%
     B4         $     5,465,000           Adjustable(3)              100%
     B5         $     4,645,000           Adjustable(3)              100%
     B6         $     3,005,000           Adjustable(3)              100%
     B7         $     2,186,000           Adjustable(3)              100%
     B8         $     1,912,000           Adjustable(3)              100%
     B9         $     1,912,000           Adjustable(3)              100%
     R          $           100           Adjustable(2)              100%


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(1)  These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Components of the Class A 1, Class A2 and Class A3 Certificates and the Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class B8 and Class B9 Certificates will be subject to the applicable LIBOR available funds cap as described in the prospectus supplement under "Summary of Terms -- The Offered Certificates -- Interest Payments."

(4) The Class 1-AX Certificates are interest-only certificates that will bear interest at a variable rate based on their notional amount as described in the prospectus supplement. The Class 2-AX Certificates are interest-only certificates that will bear interest at a variable rate based on the notional amount of each of its two interest Components, as described in the prospectus supplement. However, to the extent negative amortization has been allocated to Component 1-AX-N or 2-AX-N, then the Class 1-AX and Class 2-AX Certificates, respectively, will be entitled to payments of principal on each such Component. The Component 1-AX-N and 2-AX-N shall also bear interest at the Pool 1 Net WAC and Pool 2 Net WAC, respectively.